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Exhibit 99.1

CONTACT: Norman F. Welsch
Chief Financial Officer

703-773-4841

COMPANY'S SUSTAINED GROWTH AND PROFITABILITY RESULTS IN INCREASE IN DEFERRED TAX ASSETS

SEQUENTIAL QUARTERLY GROWTH IN REVENUE AND EARNINGS CONTINUES

Herndon, VA. – August 12, 2004– Infodata Systems Inc., (OTCBB:INFD) a leader in delivering open solutions for enterprise content management, today announced financial results for the quarter and six months ended June 30, 2004. Net income for the current quarter was $900,000, or $.15 per share diluted, up from $48,000, or $0.01 per share diluted, for the same quarter last year. Revenue for the current quarter increased by 24.1% to $2,429,000, as compared to revenue of $1,958,000 for the same quarter last year. For the six-months ended June 30, 2004, net income amounted to $1,023,000, or $.17 per share diluted, on revenue of $4,671,000. This compares to net income of $222,000, or $.04 per share diluted, on revenue of $4,224,000 for the same six-month period last year. The current quarter’s results reflect the ninth consecutive profitable quarter and the fourth consecutive quarter of revenue growth for the Company.

The current quarter’s increase in net income of $852,000 was the net result of an increase in gross profit due to the higher revenue, which resulted in an increase in income before income taxes of $105,000, combined with an income tax benefit of $747,000, which was the result of an increase in deferred tax assets. The increase in the deferred tax assets is required by generally accepted accounting principles as a result of the Company’s sustained return to profitability and anticipated generation of future taxable earnings sufficient to realize the benefit of such assets.

The current quarter’s increase in revenue of $471,000 was the combined result of growth in all business segments. The growth was led by the Government segment, which was up by 69.3%, followed by the Intelligence segment, which improved by 17.2%, and the Commercial segment, which increased by 4.2%, when compared to the comparable quarter last year.

For the six months ended June 30, 2004, cash increased by $194,000 to $1,616,000, up from $1,422,000, and net working capital increased by $490,000, to $2,409,000, up from $1,919,000.

Edwin Miller, president and chief executive officer of Infodata, said, “We are pleased to report sustained growth in revenue and profit for Q2. We believe the increase in deferred tax assets during the quarter is a significant event for two reasons. First, we believe it represents credibility that our fourth consecutive quarter of improving revenue and ninth consecutive quarter of profits are a solid foundation for the realization of anticipated future growth and profits. Second, we expect that in 2004 we will meet the minimum net income criteria for re-listing on the NASDAQ SmallCap market, a goal that may be attainable in 2005 if the market value of our common stock reaches a minimum bid price of $4.00 for 90 consecutive days.”

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Second Quarter 2004 Results Live Audio Webcast

Infodata has scheduled a live audio Webcast on Tuesday, August 17, 2004, at 4:30 p.m. EST (1:30 pm PST). Management will review second quarter 2004 financial results, and a question-and-answer session will follow to discuss the results and the Company’s 2004 operating plans.

Interested parties can participate in the audio conference by accessing (800) 406-5356 in the U.S., or (913) 981-5572 for international participants. Enter passcode 814751.

For those who would like to view the Webcast presentation, they may log onto:

http://www.placeware.com/cc/vcc/join?id=w814751&role=attend&pw=Q82JM4

If you are a first time Webcast participant, you may go to the following address to check your system:

http://ww4.premconf.com/vcmeeting/browsercheck

Should there be any technical issues, dial technical support at 888-569-3848.

A replay will be available from the Company’s website beginning at approximately 7 p.m. EST, August 17, 2004. To access the Webcast, go to Infodata’s homepage: http://www.infodata.com/company_investor.html. Additionally, replay telephone numbers for audio only are 888/203-1112 in the U.S., and (719) 457-0820 for international calls.

About Infodata Systems Inc.
Infodata Systems Inc. is a leader in delivering open solutions for enterprise content management. Bringing together content with critical business processes, Infodata delivers its own software and services from within the Content Management Services Layer (CMSL) that enhances the ability of content management systems to solve problems around regulatory compliance while managing and securing content across its lifecycle. The result for customers is the ability to ensure regulatory compliance, operational integrity and continuity across the entire enterprise. Based just outside Washington, D.C., in Herndon, VA, Infodata has over 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities.

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Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,
	2004	2003
Revenues	$2,429	$1,958
Cost of revenues	1,345	983

Gross profit	1,084	975
Operating expenses:
Selling, general and administrative	827	642
Research and development	107	288

	934	930

Operating profit	150	45
Interest income	3	3

Income before income taxes	153	48
Income tax (benefit)	(747)	--

Net income	$900	$48

Net income per share - basic	$0.18	$0.01

Weighted average basic shares outstanding	5,094	5,027

Net income per share - diluted	$0.15	$0.01

Weighted average diluted shares outstanding	5,986	5,404

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Revenues	$4,671	$4,224
Cost of revenues	2,628	2,064

Gross profit	2,043	2,160
Operating expenses:
Selling, general and administrative	1,588	1,383
Research and development	184	560

	1,772	1,943

Operating profit	271	217
Interest income	5	6
Interest expense	--	(1)

Income before income taxes	276	222
Income tax (benefit)	(747)	--

Net income	$1,023	$222

Net income per share - basic	$0.20	$0.04

Weighted average basic shares outstanding	5,066	5,012

Net income per share - diluted	$0.17	$0.04

Weighted average diluted shares outstanding	5,886	5,413

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts In Thousands)
(Unaudited)

	June 30, 2004	December 31, 2003
Assets:
Current Assets:
Cash and cash equivalents	$1,616	$1,422
Certificates of deposit	103	103
Accounts receivable, net of allowance of $37 and $38,
respectively	1,995	2,141
Deferred tax asset	120	--
Prepaid expenses and other current assets	117	66

Total current assets	3,951	3,732
Property and equipment, net	248	228
Deferred tax asset	627	--

Total assets	$4,826	$3,960

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$193	$190
Accrued expenses	679	803
Other current liabilities	29	34
Deferred rent	55	36
Deferred revenue	586	750

Total current liabilities	$1,542	$1,813
Commitments and contingencies	--	--
Shareholders' equity:
Common stock	151	149
Common stock subscribed	52	--
Additional paid-in capital	20,316	20,256
Accumulated deficit	(17,235)	(18,258)

Total shareholders' equity	3,284	2,147

Total liabilities and shareholders' equity	$4,826	$3,960

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,023	$222
Adjustments to reconcile net income to cash provided by
operating activities:
Deferred income tax benefit	(747)	--
Stock based compensation expense	20	6
Depreciation and amortization	34	44
Changes in operating assets and liabilities:	--	--
Accounts receivable	146	337
Prepaid expenses and other current assets	(51)	(61)
Accounts payable	3	(54)
Accrued expenses	(124)	(54)
Other current liabilities	22	--
Deferred rent	19	--
Deferred revenue	(164)	(272)

Net cash provided by operating activities	181	168

CASH FLOW USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(81)	(56)

Net cash used in investing activities	(81)	(56)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net repayments under short-term debt	--	(55)
Common stock subscribed	52	--
Issuance of common stock	42	4

Net cash provided by (used in) financing activities	94	(51)

Net increase in cash and cash equivalents	194	61
Cash and cash equivalents at beginning of period	1,422	1,298

Cash and cash equivalents at end of period	$1,616	$1,359